Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex to File Amended 2016 Annual Report
 to Correct Error in Ceiling Test Impairment Calculation
—No Impact on First Quarter Financial Results; now scheduled for release on May 10

DENVER, May 4, 2017 - Cimarex Energy Co. (NYSE: XEC) today announced the discovery of an error in its full cost ceiling test impairment calculation.  The calculation did not properly consider the company’s tax net operating loss (NOL) carryforwards in the calculation of the capitalized costs of net oil and gas properties tested for impairment. The error was discovered during preparation of Cimarex’s quarterly report on Form 10-Q for the quarter ended March 31, 2017.  The corrected calculation did not result in a full cost ceiling impairment for the first quarter of 2017.  The company reviewed its ceiling test calculations for each quarter going back to March 31, 2011, the year Cimarex recorded its first NOLs. Errors were identified in the amount of the impairment Cimarex recorded as far back as the fourth quarter of 2012.

Cimarex Chairman, President and Chief Executive Officer, Tom Jorden, stated, “Fortunately, the inaccuracy of our ceiling test calculation had no impact on our cash flows, our financial health, nor our ability to execute on our capital plans.”  He went on to say, “We will correct this error and be fully transparent in doing so.  We look forward to discussing Cimarex’s continued operational progress and results in our upcoming first quarter release.”

Cimarex intends to file an amended 2016 Annual Report on Form 10-K to correct the errors for the years ended December 31, 2016, 2015, and 2014. Cimarex now expects to report first quarter 2017 results before market open on Wednesday, May 10, 2017, followed by its quarterly conference call at 11:00 AM EDT that same day.

Preliminary estimates of the impact of the adjustments to selected line items on the consolidated balance sheet and statement of operations as of and for the years ended December 31, 2016, 2015, and 2014, are as follows (in thousands, unaudited):

	2016	2015	2014
Impairment of oil and gas properties
Previously reported	$(719,142)	$(3,716,883)	$—
Corrected	(757,670)	(4,033,295)	—
Understatement	$(38,528)	$(316,412)	$—
	5%	9%	0%
Depreciation, depletion and amortization
Reported	$465,936	$778,923	$806,021
Corrected	392,348	731,460	775,577
Overstatement	$73,588	$47,463	$30,444
	16%	6%	4%
Net income (loss)
Reported	$(431,049)	$(2,408,948)	$507,204
Corrected	(408,803)	(2,579,604)	526,498
Over(under)statement	$22,246	$(170,656)	$(19,294)
	5%	-7%	-4%
Net cash provided by operating activities
Reported	$599,225	$691,500	$1,619,365
Corrected	599,225	691,500	1,619,365
Over(under)statement	$—	$—	$—
	0%	0%	0%
Stockholders’ equity(1)
Reported	$2,360,064	$2,797,678	$4,500,632
Corrected	2,042,989	2,458,357	4,331,966
Overstatement	$317,075	$339,321	$168,666
	13%	12%	4%

Debt	$1,500,000	$1,500,000	$1,500,000
Debt to total capitalization(2)
Reported	39%	35%	25%
Corrected	42%	38%	26%

The company’s first quarter conference call will be webcast and is accessible via the Cimarex website at www.cimarex.com.  To join the live, interactive call, please dial 866-367-3053 ten minutes before the scheduled start time (callers in Canada dial 855-669-9657 and international callers dial 412-902-4216). A replay will be available on the company’s website and via the Cimarex App.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the results of the corrections described above. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Specifically, Cimarex cannot assure you that the results of the financial statement corrections described above will not be different than our preliminary estimates.  Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside Cimarex’s control, including the risks and uncertainties described in Cimarex’s SEC reports. Cimarex is not responsible for any changes made to this release by wire or Internet services.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Karen Acierno, Director of Investor Relations
303.285.4957

(1)Corrected Stockholders’ equity for each year includes a cumulative catchup of $188.0 million, which gives effect to corrections made to the 2013 and 2012 periods.

(2)The reconciliation of debt to total capitalization, which is a non-GAAP measure, is: long-term debt of $1.5 billion for all periods divided by the sum of long-term debt of $1.5 billion plus stockholders’ equity of $2.04 billion, $2.46 billion and $4.33 billion for 2016, 2015 and 2014, respectively.  Management uses this non-GAAP measure as one indicator of our financial condition.  Management believes professional research analysts and rating agencies use this non-GAAP measure for this purpose and to compare our financial condition to other companies’ financial conditions. In addition, the company’s revolving credit agreement requires us to maintain a total debt to capitalization ratio (as defined in the credit agreement) of not more than 65%.